AMENDED EXHIBIT 5.1

[LETTERHEAD OF PETERSEN & FEFER, ATTORNEYS]

May 31, 2005

Axion Power International, Inc.
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9

Ladies and Gentlemen:

This firm has acted as special counsel for Axion Power International, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 6,968,854 shares of common stock (the "Common Stock”), as more fully described in the Registration Statement.

In rendering this opinion, we have examined and relied upon the following documents:

•
The Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on February 13, 2001, with all amendments, as certified by the Secretary of State;

•	A Certificate of the Secretary of State of the State of Delaware as to the good standing of the Company;

•	The By-laws of the Company certified as true and correct by the President and Secretary of the Company;

•	The Minutes of a Special Meeting of the Board of Directors dated April 8, 2005;

•	A certificate of the Company’s Chief Executive Officer as to certain matters;

•	Certificates of each member of the Company board of directors as to certain matters; and

•	Amendment No. 1 to the Company’s Form SB-2 Registration Statement dated May 31, 2005 (the “Registration Statement”).

All the foregoing documents are referred to herein as the “Reviewed Documents.” We have not reviewed any documents other than the Reviewed Documents for purposes of rendering the opinions expressed herein. We have conducted no independent factual investigation other than our review of the Reviewed Documents. In rendering this opinion, we have relied, as to factual matters, solely upon the Reviewed Documents, and the representations, warranties, statements and information set forth therein, all of which we assume to be true, complete and accurate in all material respects. All terms used herein shall have the meanings set forth in the Reviewed Documents.

With respect to the Reviewed Documents, we have assumed and relied upon the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies or forms, the genuineness of all signatures, the legal capacity of natural persons and that the Reviewed Documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to this opinion.

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This opinion is limited solely to the application of Delaware law (including the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) to the matters set forth below, which are the laws of the State of Delaware normally applicable to such matters. We express no opinion with respect to Federal securities laws, state securities or blue-sky laws, or Federal or state tax laws. We have not been requested to and do not opine as to the applicability of the laws of any other jurisdiction.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon the foregoing, and subject to and in reliance on the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The duly authorized capital stock of the Company consists of 62,500,000 shares of capital stock with a par value of $0.0001 per share, of which 50,000,000 are shares of Common Stock (the “Common Stock”) and 12,500,000 are shares of Preferred Stock.

2. The 1,096,250 shares of issued and outstanding Common Stock that are included in the registration statement are duly authorized, legally issued, fully paid and nonassessable Common Stock of the Company;

3. The 2,019,704 shares of Common Stock that are included in the registration statement for issuance upon the conversion of 375,000 shares of the Company’s issued and outstanding 8% Convertible Senior Preferred Stock are duly authorized and will, upon conversion of the Preferred Stock, be legally issued, fully paid and nonassessable Common Stock of the Company;

4. The 350,000 shares of Common Stock that are included in the registration statement for issuance in satisfaction of future dividend obligations on the Company’s 8% Convertible Senior Preferred Stock are duly authorized and will, upon conversion of the Preferred Stock, be legally issued, fully paid and nonassessable Common Stock of the Company;

5. The 3,502,900 shares of authorized and unissued Common Stock that are included in the registration statement for issuance upon the exercise of outstanding warrants and options will upon issuance be duly authorized, legally issued, fully paid and nonassessable Common Stock of the Company

As disclosed in the prospectus that forms part of the Registration Statement, members of the firm own 36,700 shares of common stock; 116,700 warrants that are exercisable within 60 days; and 339,200 options that are exercisable within 60 days. A total of 32,700 shares of outstanding common stock, together with the shares underlying all of our warrants and options, have been included in and registered by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Except to the extent provided in the preceding paragraph, this opinion is rendered solely to the Company in connection with the transactions described in the Registration Statement and may not be relied upon by, nor may copies be delivered to, any other person or entity for any purpose without our prior written consent.

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Very truly yours,
PETERSEN & FEFER, ATTORNEYS

By:  /s/ John L. Petersen
John L. Petersen, Attorney at Law

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